FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
WHITE ELECTRONIC DESIGNS CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM
Phoenix, Arizona, June 20, 2006 — White Electronic Designs Corporation (Nasdaq: WEDC) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to 5% of its outstanding common stock may be repurchased from time to time. The duration of the repurchase program is open-ended. Under the program, White Electronic Designs Corporation can purchase shares of common stock through open market transactions at prices deemed appropriate by the Company. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of June 16, 2006, White Electronic Designs Corporation had 24,622,171 shares of common stock outstanding.
Cautionary Statement
This press release contains forward-looking statements about White Electronic Designs Corporation’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict, including, but not limited to, changes in the market price of the company’s common stock and changes in the company’s financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. White Electronic Designs Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
About White Electronic Designs Corporation
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. This segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, Oregon and China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.